================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               West Marine, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                      N/A
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Notes:

                                      LOGO

                              500 WESTRIDGE DRIVE
                       WATSONVILLE, CALIFORNIA 95076-4100

                               ----------------

               NOTICE OF THE 1997 ANNUAL MEETING OF STOCKHOLDERS

                       THURSDAY, MAY 8, 1997, 10:30 A.M.

                               ----------------

TO THE STOCKHOLDERS:

  Notice is hereby given that the 1997 Annual Meeting of Stockholders of West Marine, Inc. will be held at the office of the Company, 500 Westridge Drive, Watsonville, California, on Thursday, May 8, 1997, at 10:30 A.M. for the following purposes:

    (1) To elect eight directors.

    (2) To transact such other business as may properly come before the Annual Meeting.

  Only stockholders of record on the books of the Company as of 5:00 P.M., March 25, 1997, will be entitled to vote at the meeting and any adjournment thereof.

Dated: April 2, 1997

                                        By Order of the Board of Directors

                                        John C. Zott, Secretary


   STOCKHOLDERS ARE REQUESTED TO MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE.

                                     LOGO
                              500 WESTRIDGE DRIVE
                      WATSONVILLE, CALIFORNIA 95076-4100

                                PROXY STATEMENT

  The enclosed proxy is solicited by the Board of Directors of West Marine, Inc. (the "Company") to be used at the 1997 Annual Meeting of Stockholders on May 8, 1997, for the purposes set forth in the foregoing notice. This proxy statement and the enclosed form of proxy were first sent to stockholders on or about April 2, 1997.

  If the enclosed form of proxy is properly signed and returned, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If the proxy does not specify how the shares represented thereby are to be voted, the proxy will be voted as recommended by the Board of Directors. Any stockholder signing a proxy in the form accompanying this Proxy Statement has the power to revoke it prior to or at the Annual Meeting. A proxy may be revoked by a writing delivered to the Secretary of the Company stating that the proxy is revoked, by a subsequent proxy signed by the person who signed the earlier proxy, or by attendance at the Annual Meeting and voting in person.

                               VOTING SECURITIES

  Only stockholders of record on the books of the Company as of 5:00 P.M., March 25, 1997, will be entitled to vote at the Annual Meeting.

  As of the close of business on March 25, 1997, there were outstanding 16,567,782 shares of Common Stock of the Company, entitled to one vote per share. The holders of a majority of the outstanding shares of the Common Stock of the Company, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting or any adjournment thereof.

  Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspectors appointed for the Meeting and will determine whether or not a quorum is present. The election inspectors will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum. With regard to the election of directors, votes may be cast "For" or "Withhold Authority" for each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect.

                             ELECTION OF DIRECTORS

  The persons named below are nominees for director to serve until the next Annual Meeting of Stockholders and until their successors shall have been elected. Except for Mr. Henry Wendt, all of the nominees presently are members of the Board of Directors.

  In the absence of instructions to the contrary, shares represented by the proxy will be voted and the proxies will vote for the election of all such nominees to the Board of Directors. If any of such persons is unable or unwilling to be a candidate for the office of director at the date of the Annual Meeting, or any adjournment thereof, the proxies will vote for such substitute nominee as shall be designated by the proxies. The management has no reason to believe that any of such nominees will be unable or unwilling to serve if elected a director. Set forth below is certain information concerning the nominees which is based on data furnished by them.


                                            BUSINESS EXPERIENCE DURING PAST        SERVED AS
 NOMINEES FOR DIRECTOR              AGE    FIVE YEARS AND OTHER INFORMATION      DIRECTOR SINCE
 ---------------------              --- --------------------------------------   --------------
 Randolph K. Repass...............   53 Chairman of the Board. Mr. Repass has         1968
                                        been the Company's Chairman of the
                                        Board since its founding in 1968 and
                                        was the Company's Chief Executive
                                        Officer from 1968 until April 1995.
                                        Mr. Repass served as President of the
                                        Company from 1968 to 1990 and from
                                        August 1993 to March 1994.
 Crawford Cole....................   38 President and Chief Executive Officer         1990
                                        since April 1995. From August 1993 to
                                        April 1995, Mr. Cole was a self-
                                        employed business consultant. Mr. Cole
                                        was the Company's President from July
                                        1990 to August 1993. Mr. Cole is a
                                        Director of JDA Software Services, a
                                        software company.
 Richard E. Everett...............   43 Executive Vice President and Chief            1994
                                        Operating Officer since April 1995.
                                        Mr. Everett served as a Senior Vice
                                        President since 1990, and has held a
                                        variety of positions since joining the
                                        Company in 1983.
 Geoffrey A. Eisenberg............   44 Senior consultant to the Company since        1977
                                        January 1995. Mr. Eisenberg was Senior
                                        Vice President from 1988 to 1994. Mr.
                                        Eisenberg was responsible for
                                        merchandising and marketing from 1991
                                        to 1994.
 James P. Curley..................   41 Chief Administrative Officer and              1994
                                        Director of The Gymboree Corporation
                                        since February 1996 and its Senior
                                        Vice President and Chief Financial
                                        Officer since July 1992. The Gymboree
                                        Corporation is a retailer of
                                        children's clothing. Prior to July
                                        1992, Mr. Curley was Senior Vice
                                        President, Chief Financial Officer and
                                        Treasurer of Gantos, Inc., an apparel
                                        retailer.
 David McComas....................   54 Western Region President and Corporate        1996
                                        Vice President, Circuit City Stores,
                                        Inc. Responsible for 8 Western States
                                        and Hawaii since 1994. Prior to 1994,
                                        Mr. McComas was General Manager of
                                        Circuit City Stores, Inc. Mr. McComas
                                        is a powerboater and has over 30 years
                                        of store management and operations
                                        experience.
 Walter Scott.....................   71 Chairman of Scott, Woolf & Associates,        1995
                                        a management consulting firm, since
                                        1982. Previously, Mr. Scott held
                                        general management positions in
                                        industry and for 25 years taught
                                        management at American Management
                                        Association courses for presidents and
                                        senior executives.
 Henry Wendt......................   63 Chairman of Global Health Care
                                        Partners of DLJ Merchant Banking
                                        Partners since 1996. In 1994, Mr.
                                        Wendt retired as Chairman of
                                        SmithKline Beecham. Mr. Wendt is
                                        currently Chairman of the Board of
                                        Steri-Oss, Inc. and serves on the
                                        board of directors of Allergan,
                                        Atlantic Richfield, Aviall and The
                                        Egypt Investment Company and also as a
                                        Trustee of the Trilateral Commission
                                        and Trustee Emeritus of the American
                                        Enterprise Institute. Mr. Wendt is a
                                        life long sailor, and is the author of
                                        Global Embrace, a book about
                                        international business strategies.

                        FURTHER INFORMATION CONCERNING
                            THE BOARD OF DIRECTORS

COMMITTEES OF THE BOARD

  During 1996, the Board of Directors held four meetings and acted by unanimous written consent on a number of occasions. In February 1994, after consummation of its initial public offering in November 1993, the Company established an Audit and Compensation Committee. The Company does not have a Nominating Committee.

  During 1996, the members of the Audit and Compensation Committee were James
P. Curley and Ronald P. Young. Among the functions performed by this committee in its capacity as an Audit Committee are to make recommendations to the Board of Directors with respect to the engagement or discharge of independent auditors, to review with the independent auditors the plan and results of the auditing engagement, to review the Company's internal auditing procedures and system of internal accounting controls and to make inquiries into matters within the scope of its functions. Among the functions performed by this committee in its capacity as a Compensation Committee are to review and make recommendations to the Board of Directors concerning the compensation of the key management employees of the Company and to administer the Company's equity incentive plan. The Audit and Compensation Committee held four meetings during 1996. Effective as of the date of the 1997 Annual Meeting of Stockholders, the Company intends to dissolve the Audit and Compensation Committee and form an Audit Committee and a separate Compensation Committee.

ATTENDANCE AT MEETINGS

  During 1996, there were no members of the Board of Directors who attended fewer than 75% of the meetings of the Board of Directors and all committees of the Board on which they served.

COMPENSATION OF DIRECTORS

  Directors who are not employees of the Company are paid directors fees consisting of $750 for each Board meeting attended. Directors who attend meetings of the Audit and Compensation Committee receive an additional $750 for each meeting not held on the same day as a Board meeting. Effective as of the date of the 1997 Annual Meeting of Stockholders, directors who are not employees of the Company will receive directors fees of $1,000 for each Board meeting attended and $1,000 for each committee meeting attended not on the same day as a Board meeting. In addition, directors who are not employees of the Company also receive annual grants of nonqualified stock options at an exercise price equal to the fair market value at the date of grant. For 1996, Messrs. Curley, Young, Scott and McComas received grants of nonqualified stock options under the Company's Nonemployee Director Stock Option Plan to purchase 6,000, 4,000, 4,000 and 2,000 shares, respectively, at the fair market value of the shares on the date of grant.

                            EXECUTIVE COMPENSATION

COMPENSATION OF EXECUTIVE OFFICERS

  The compensation paid to the Company's Chief Executive Officer and each of its other executive officers for services in all capacities to the Company and its subsidiaries during fiscal 1994, 1995 and 1996 is set forth below. Columns regarding "Restricted Stock Awards," "Long-Term Incentive Plan [LTIP] Payouts" and "All Other Compensation" are excluded because no such payments were made to such executive officers in fiscal 1994, 1995 and 1996.

                          SUMMARY COMPENSATION TABLE

                                                                LONG TERM
                                                               COMPENSATION
                                      ANNUAL COMPENSATION(1)      AWARDS
                                      -----------------------  ------------
                                                                SECURITIES
                                                                UNDERLYING
  NAME AND PRINCIPAL POSITION YEAR     SALARY($)    BONUS($)    OPTIONS(#)
  --------------------------- ----    -----------  ----------  ------------
Crawford Cole..............   1996    $   199,999  $   55,491     58,824
 President and Chief Execu-   1995(2) $   132,307  $   54,118    480,000
  tive Officer                1994            --          --       4,000
Randolph K. Repass.........   1996    $   100,000         --         --
 Chairman of the Board        1995        139,616         --         --
                              1994        102,306      75,000        --
Richard E. Everett.........   1996    $   159,086  $   57,147     29,412
 Executive Vice President     1995        153,846      58,182    200,000
  and Chief Operating         1994        121,292      39,666     10,000
  Officer
John Zott..................   1996    $   140,768  $   22,610     16,000
 Senior Vice President,       1995        127,116      33,625     15,000
  Chief Financial Officer     1994        113,051      36,296     10,000
Robert Hebeler.............   1996(3) $   125,461  $   26,808     62,000
 Senior Vice President of     1995            --          --         --
 Merchandising                1994            --          --         --

--------
(1) While the named executive officers enjoy certain perquisites, for fiscal year 1994, 1995 and 1996 these did not exceed the lesser of $50,000 or 10% of each officer's salary and bonus. Accordingly, the column regarding "Other Annual Compensation" is excluded.
(2) Mr. Cole rejoined the Company as President and Chief Executive Officer in April 1995. Amounts presented represent compensation received by Mr. Cole from April 1995 through December 1995.
(3) Mr. Hebeler joined the Company in January 1996.

STOCK OPTION GRANTS AND EXERCISES

  The following table sets forth certain information regarding stock options granted during fiscal 1996 to the executive officers named in the foregoing Summary Compensation Table.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                          POTENTIAL REALIZABLE
                                                                            VALUE AT ASSUMED
                                                                          ANNUAL RATES OF STOCK
                                                                         PRICE APPRECIATION FOR
                                        INDIVIDUAL GRANTS                    OPTION TERM(4)
                         ----------------------------------------------- -----------------------
                         NUMBER OF   PERCENT OF
                         SECURITIES TOTAL OPTIONS
                         UNDERLYING  GRANTED TO   EXERCISE OR
                          OPTIONS   EMPLOYEES IN  BASE PRICE  EXPIRATION
          NAME           GRANTED(1)  FISCAL YEAR   ($/SH)(2)   DATE(3)       5%         10%
          ----           ---------- ------------- ----------- ---------- ---------- ------------
Crawford Cole...........   58,824       9.20%       $15.38     01/02/06  $  568,784 $  1,441,411
Randolph K. Repass .....      --         --            --           --          --           --
Richard E. Everett .....   29,412       4.60%       $15.38     01/02/06  $  284,392 $    720,705
John Zott...............   16,000       2.50%       $15.38     01/02/06  $  154,708 $    392,061
Robert Hebeler..........   62,000       9.70%       $16.50     01/25/06  $  643,359 $  1,630,398

--------
(1) Except for options granted to Mr. Cole, all options granted in fiscal 1996 are exercisable in annual increments of 20%, commencing one year from date of grant. Of the options granted to Mr. Cole in 1996, 12% are exercisable commencing six months from the date of grant, and thereafter at a rate of 2% per month. Under the terms of the Plan, the Committee retains discretion, subject to plan limits, to modify the terms of outstanding options.
(2) All options were granted at fair market value at date of grant, as determined by the Board of Directors.
(3) All options granted in fiscal 1996 were granted for a term of ten years.
(4) Realizable values are reported net of the option exercise price. The dollar amounts under these columns are the result of calculations at the 5% and 10% rates (determined from the price at the date of grant, not the stock's current market value) set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the Company's stock price. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock as well as the optionholder's continued employment through the vesting period. The potential realizable value calculation assumes that the optionholder waits until the end of the option term to exercise the option.

  The following table sets forth certain information with respect to option exercises during 1996 and stock options held by each of the Company's listed executive officers as of December 28, 1996.

                                                             AGGREGATED OPTION EXERCISES IN
                                                        LAST FISCAL YEAR AND FY-END OPTION VALUES
                                                   ---------------------------------------------------
                                                                              VALUE OF UNEXERISED IN-
                                                                                       THE-
                                                     NUMBER OF UNEXERCISED      MONEY OPTIONS AT FY
                             SHARES       VALUE      OPTIONS AT FY-END(#)            END($)(1)
                            ACQUIRED     REALIZED  ------------------------- -------------------------
          NAME           ON EXERCISE(#)    ($)     EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           -------------- ---------- ----------- ------------- ----------- -------------
Crawford Cole...........        --             --    300,258      242,565    $4,327,036   $3,385,267
Randolph K. Repass......        --             --        --           --            --           --
Geoffrey A. Eisenberg...     29,000     $1,004,934   303,000          --     $7,642,575          --
Richard E. Everett......     20,000     $  630,545    43,800      208,612    $  689,325   $3,237,245
John C. Zott............        --             --     27,350       40,900    $  634,982   $  675,960
Robert Hebeler..........        --             --        --        62,000           --    $  651,000

--------
(1) Based on a price per share of $27.00, which was the price of a share of Common Stock on the Nasdaq National Market at the close of business on December 28, 1996.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Audit and Compensation Committee during 1996 consisted of Messrs. Curley and Young.

CERTAIN TRANSACTIONS

  Due to the closely-held nature of the Company prior to its initial public offering, it has engaged in a number of transactions with its officers, directors, stockholders and affiliates. The Company believes these transactions were on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions, if any, between the Company and its officers, directors, principal stockholders and affiliates will be approved by a majority of the Company's independent directors and will be on terms no less favorable to the Company than can be obtained from unaffiliated third parties.

  The Company has entered into a lease with Randolph K. Repass relating to the Palo Alto, California store. In addition, the Company has entered into leases with three partnerships, of which Mr. Repass is a general partner, relating to the Corporate headquarters and the Santa Cruz, California and Braintree, Massachusetts stores. Pursuant to these leases, the Company paid rent to Mr. Repass or such partnerships in the aggregate amount of $1,764,000 in fiscal 1996.

  Mr. Repass is Chairman of the board of directors and a stockholder of New England Ropes, Inc., a major supplier of the Company. Mr. Repass' brother is the President and his father is a member of the board of directors and a major stockholder of New England Ropes. In fiscal 1996, the Company paid $4,280,000 to New England Ropes for purchased products.

       AUDIT AND COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

To the Board of Directors:

  The independent directors named below were elected to the Audit and Compensation Committee at the May 8, 1996 Board of Directors meeting.

  As members of the Audit and Compensation Committee, we are responsible for reviewing and approving the Company's compensation policies and the levels of compensation paid to executive officers.

COMPENSATION POLICY

  The Company's compensation policies are intended to attract, motivate and reward highly qualified executives for long-term strategic management and the enhancement of stockholder value. Additionally, they support a performance-oriented environment directed towards specific Company goals and serve to retain executives whose abilities are critical to the Company's long-term success and competitiveness.

  There are three main components in the Company's officer compensation program:

  .  Base salary

  .  Annual bonus

  .  Stock options

  Our committee approached the review and approval of officer compensation in the following manner:

  . The committee asked the CEO to submit recommendations regarding all three components of compensation for the officers.

  . At the committee's request, the Company engaged the services of an independent compensation consultant who prepared a report on Executive Compensation which included:

  . Interviews with West Marine's Chairman, Randy Repass, and CEO, Crawford Cole, to discuss their views on compensation and benefits.

  . A review of a peer group of 25 companies' long-term incentive programs in terms of dilution.

  . Analysis of competitive cash and stock compensation levels using proxy statements of 15 peer companies. We note that this 15 company comparison differed from the peer group index used in the stock market performance graph; however, as an independent committee we felt that this sampling of companies shared many characteristics with the Company. Specifically, these comparative companies were all in the retail industry, all publicly-traded and all in a similarly early stage of their corporate growth.

  . After reviewing the above described data, the CEO submitted a list of Proposed Executive Pay Ranges including Base Salary pay ranges and Bonus Levels for all executive officers.

  . The committee provided oversight of the compensation setting process and after review and discussion concurred with the CEO's final recommendations.

COMPENSATION FOR EXECUTIVE OFFICERS

  In the area of base salary, we feel that executive officers' salaries have been targeted at an average level for comparable companies. When included with the other forms of compensation available, we believe these levels are adequate to attract and retain key executives.

  Annual bonuses for executive officers are intended to reflect the Company's and the committee's belief that a significant portion of the annual compensation of each executive officer should be contingent upon performance against pre-established objectives for the Company and the individual officer. The committee feels that the Company's bonus program closely ties officer rewards to the Company's overall earnings per share growth, which in turn drives the share price. The Annual Bonuses received by officers and other management personnel were determined by a formula which takes into account:

  .  The Company's Earnings Per Share Growth Rate

  .  The Individual Executive's Performance against Internal Management
     Objectives

  .  Department Performance to Budget

  .  Company-wide ratings by Associates on their Quality of Work Life

  Beginning with the fourth quarter of 1996, after review by an independent compensation consultant for appropriateness, the Company introduced an innovative compensation concept allowing executive officers to forgo a portion of the bonus payout for fiscal 1996 and fiscal 1997 and receive options granted at the fair market value on the day of the grant. The method of calculating the amount of options is based on the Black-Scholes model and these options carry a six month vesting period. All decisions regarding participation in the program were made in advance of the anticipated bonus payment date. The committee believes the exchange of cash compensation for stock options clearly displays the commitment of the management group to increasing shareholder value.

  The Company's fiscal 1996 performance was judged by the committee to be very good. The Company experienced increases of 44% of net sales and 49% of net income, before merger integration costs, and comparable store net sales increased 5.4%. As a result, the Chief Executive Officer and other named officers received bonuses for fiscal 1996 which aggregated $201,211.42. We believe that the bonuses paid were fair in light of the Company's commendable financial performance.

  Stock options are the primary long-term incentives to reward and retain executive officers. The committee believes that these incentives serve to link management and stockholder interests and serve to motivate executive officers to make long-term decisions that are in the best interests of the stockholders. The committee also believes that executive officers and other key employees should have significant ownership of the Company's stock.
Mr. Repass is already a significant owner of West Marine and currently holds 7,257,310 shares or 44.0% of the Company's outstanding common stock. We believe the current philosophy of stock option grants provides West Marine executives with an adequate level of long-term incentive to enhance stockholder value.

  Amendments to Section 162(m) of the Internal Revenue Code have eliminated the deductibility of most compensation over a million dollars in any given year. The committee believes that it is highly unlikely that any of the Company's executive officers would be eligible at any time in the foreseeable future to receive compensation of more than a million dollars. However, the committee believes that it is important to retain the flexibility to maximize the Company's tax deductions. Accordingly, it will be the policy of this committee to consider the impact, if any, of Section 162(m) on the Company and to document as necessary specific performance goals and take all other reasonable steps in order to preserve the Company's tax deductions.

COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER

  President and CEO Mr. Crawford Cole's 1996 compensation package included three components: Base Salary: $199,999; Bonus Level: $55,491 ($34,921 of cash bonus was forgone for 4,730 options granted at fair market value as of February 26, 1997); and Performance Options. The CEO's employment agreement awards stock options on shares with a cumulative market value of $1,000,000 to be granted annually during the first quarter of each year through the year 2000, subject to the Company achieving 30% earnings per share growth for the prior fiscal year. Having achieved an earnings per share growth rate during 1996 of 31%, before a special charge for merger integration costs, the CEO was awarded his performance options.

COMPENSATION FOR THE CHAIRMAN OF THE BOARD

  1996 Base Salary of Founder and Chairman of the Board, Mr. Randy Repass, was $100,000. Mr. Repass has not been granted any stock options since the Company's initial public offering and receives no bonus.

March 14, 1997

                                          1996 Audit and Compensation
                                           Committee

                                          James P. Curley
                                          Ronald P. Young

                               PERFORMANCE GRAPH

  The following graph compares the percentage change in the Company's cumulative total stockholder return on its Common Stock for the period from the Company's initial public offering on November 19, 1993 to December 28, 1996 with the cumulative total return of the Nasdaq Market Index and the MG Industry Group 529, a peer group index consisting of 105 importers, wholesalers and retailers.

                       [PERFORMANCE GRAPH APPEARS HERE]

                    COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
       AMONG WEST MARINE, INC., NASDAQ MARKET INDEX AND PEER GROUP INDEX

                                      FISCAL YEAR ENDING

COMPANY               11/19/93    01/01/94    12/31/94    12/30/95    12/28/96

WEST MARINE INC       100.00      105.36      137.50      223.21      403.57
PEER GROUP INDEX      100.00      102.58      105.17      131.35      152.02
NASDAQ MARKET INDEX   100.00      103.36      108.52      140.76      174.92

              OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

  The following table indicates, as to (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director and nominee, (iii) each named executive officer and
(iv) all directors and executive officers as a group, the number of shares and percentage of the Company's Common Stock beneficially owned as of February 28, 1997.

                                                            COMMON STOCK
                                                            BENEFICIALLY
                                                             OWNED AS OF
                                                          FEBRUARY 28, 1997
                                                          ---------------------
                                                          NUMBER OF
BENEFICIAL OWNER                                           SHARES       PERCENT
----------------                                          ---------     -------
Randolph K. Repass(1)...................................  7,425,210(2)   44.9%
Crawford L. Cole........................................    527,061(3)    3.1
Geoffrey A. Eisenberg...................................    520,000(4)    3.1
James P. Curley.........................................     20,000(5)      *
Richard E. Everett......................................    148,282(6)      *
Robert Hebeler..........................................     12,600(7)      *
David McComas...........................................      1,000         *
Walter Scott............................................     26,000(8)      *
Henry Wendt.............................................         --        --
Ronald P. Young.........................................     14,000(9)      *
John C. Zott............................................     47,000(10)     *
All directors and executive officers as a group (10 per-
 sons)..................................................  8,741,153(11)  50.4%

--------
 *  Less than one percent.
 (1) The address of Mr. Repass is 500 Westridge Drive, Watsonville, California 95076-4100. Mr. Repass may be deemed to be a "control person" of the Company within the meaning of the rules and regulations of the Securities and Exchange Commission by reason of his stock ownership and positions with the Company.
 (2) Includes 153,000 shares held by Mr. Repass' wife. Also includes employee stock options, held by Mr. Repass' wife, exercisable within 60 days to purchase 12,600 shares. Mr. Repass disclaims beneficial ownership of all of such shares. Also includes 2,300 shares held by Mr. Repass' minor son.
 (3) Includes employee stock options exercisable within 60 days to purchase 333,061 shares.
 (4) Includes employee stock options exercisable within 60 days to purchase 303,000 shares.
 (5) Includes stock options exercisable within 60 days to purchase 18,000 shares granted under the Nonemployee Director Stock Option Plan.
 (6) Includes employee stock options exercisable within 60 days to purchase 58,282 shares.
 (7) Includes employee stock options exercisable within 60 days to purchase 12,400 shares.
 (8) Includes stock options exercisable within 60 days to purchase 11,000 shares granted under the Nonemployee Director Stock Option Plan.
 (9) Includes stock options exercisable within 60 days to purchase 14,000 shares granted under the Nonemployee Director Stock Option Plan.
(10) Includes employee stock options exercisable within 60 days to purchase 36,000 shares.
(11) Includes stock options exercisable within 60 days to purchase 798,343 shares. See also note (2) above.

                           SECTION 16(A) INFORMATION

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

  Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during the period from December 31, 1995 to December 28, 1996 all filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with, except that Messrs. Hebeler and McComas filed Forms 5 late.

                                   AUDITORS

  Deloitte & Touche LLP, independent certified public accountants, serves as the Company's principal accountants. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                                 OTHER MATTERS

  As of the date of this Proxy Statement, there are no other matters which management intends to present or has reason to believe others will present to the meeting. If other matters properly come before the meeting, those who act as proxies will vote in accordance with their judgment.

                             STOCKHOLDER PROPOSALS

  If any stockholder intends to present a proposal for action at the Company's 1998 Annual Meeting and wishes to have such proposal set forth in management's proxy statement, such stockholder must forward the proposal to the Company so that it is received on or before December 3, 1997. Proposals should be addressed to the Company at 500 Westridge Drive, Watsonville, California 95076-4100, Attention: Corporate Secretary.

                             COST OF SOLICITATION

  All expenses in connection with the solicitation of this proxy, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to stockholders, will be paid by the Company.

Dated: April 2, 1997.

                                          By Order of the Board of Directors

                                          John C. Zott, Secretary

                               WEST MARINE, INC.
                               -----------------

             PROXY FOR ANNUAL MEETING OF STOCKHOLDERS MAY 8, 1997
             ----------------------------------------------------

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
          -----------------------------------------------------------

          The undersigned hereby appoints Randolph K. Repass, Crawford Cole and Richard E. Everett, or any of them, each with power of substitution, as proxies of the undersigned, to attend the Annual Meeting of Stockholders of WEST MARINE, INC. to be held at the office of the Company at 500 Westridge Drive, Watsonville, California, on May 8, 1997, at 10:30 A.M., and any adjournment thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present on the following:

  (1)  The election of eight Directors.

  [_]  FOR all nominees listed below        [_] WITHHOLD AUTHORITY
       (except as marked to the                 to vote for all
       contrary below)                          nominees listed below

  (INSTRUCTION: To withhold authority to vote for any individual nominee, strike
  ------------------------------------------------------------------------------
  a line through the nominee's name in the list below)
  ----------------------------------------------------

  Randolph K. Repass, Crawford Cole, Geoffrey A. Eisenberg, Richard E. Everett, James P. Curley, David McComas, Walter Scott and Henry Wendt.

  (2) In their discretion, upon any and all such other matters as may properly come before the meeting or any adjournment thereof.

                                  (Continued, and to be signed, on reverse side)

  (Continued from other side)

            This proxy will be voted as directed. In the absence of contrary directions, this proxy will be voted FOR the election of the directors listed above.

                                     Dated: _____________________________, 1997

                                     __________________________________________

                                     __________________________________________
                                                       (Signature)

                                     The signature should correspond exactly
                                     with the name appearing on the certificate evidencing your Common Stock. If more than one name appears, all should sign. Joint owners should each sign personally.



          STOCKHOLDERS ARE URGED TO MARK, DATE, SIGN AND RETURN THIS
          ----------------------------------------------------------
          PROXY PROMPTLY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO
          ----------------------------------------------------------
                    POSTAGE IF MAILED IN THE UNITED STATES.
                    ---------------------------------------